Prospectus Supplement #1	Filed pursuant to Rule 424(b)(3)
(to prospectus dated July 1, 2002)	Registration No. 333-87090

EMULEX CORPORATION

1.75% Convertible Subordinated Notes Due February 1, 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1.75% convertible subordinated notes due February 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated July 1, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount of	Shares of Common		Shares of Common
	Notes Beneficially	Stock Owned Prior	Shares of Common	Stock Owned After
	Owned That May Be	to the	Stock That May Be	Completion of the
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered (2)	Offering

CIBC World Markets	$2,400,000	44,576	44,576	—
Clinton Convertible Managed Trading Account 1 Limited	1,450,000	26,931	26,931	—
Clinton Riverside Convertible Portfolio Limited	11,016,000	204,606	204,606	—
Goldman Sachs International	12,000,000	222,882	222,882	—
Lehman Brothers Special Financing, Inc.	33,500,000	622,213	622,213	—
TD Securities (USA) Inc.	5,000,000	92,867	92,867	—
Thomas Weisel Partners	326,000	6,054	6,054	—
UBS O’Connor LLC f/b/o Global Equity Arbitrage Master Ltd.	3,000,000	55,720	55,720	—
Wachovia Bank National Association	20,000,000	371,471	371,471	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion rate of $53.84 per share and a cash payment in lieu of any fractional interest.

     Investing in our notes and common stock involves risks. Prospective purchasers of our notes and shares of common stock should carefully read the risk factors beginning on page 3 of the prospectus and the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2002.